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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K
             [ ] Form 10-Q  [ ] Form N-SAR

For Period Ended:  December 31, 2000                       +------------------+
                 ---------------------------               | SEC FILE NUMBER  |
                [ ] Transition Report on Form 10-K         |                  |
                [ ] Transition Report on Form 20-F         |    000-24853     |
                [ ] Transition Report on Form 11-K         +------------------+
                [ ] Transition Report on Form 10-Q         +------------------+
                [ ] Transition Report on Form N-SAR        |   CUSIP NUMBER   |
                                                           |     359124104    |
For the Transition Period Ended: ________________________  +------------------+


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part III, Items 10-13
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PART I - REGISTRANT INFORMATION

Frontier National Corporation
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Full Name of Registrant

N/A
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Former Name if Applicable

43 North Broadway
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Address of Principal Executive Office (Street and Number)

Sylacauga, Alabama 35150
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] | (a)  The reasons described in reasonable detail in Part III of this form
    |      could not be eliminated without unreasonable effort or expense;
[X] | (b)  The subject annual report, semi-annual report, transition report on
    |      Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |      filed on or before the fifteenth calendar day following the
    |      prescribed due date; or the subject quarterly report of transition
    |      report on Form 10-Q, or portion thereof will be filed on or before
    |      the fifth calendar day following the prescribed due date; and
[ ] | (c)  The accountant's statement or other exhibit required by Rule
    |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The Registrant filed its Annual Report on Form 10-K with the Commission on April 2, 2001 and incorporated the information required by Part III of the Form by reference to its definitive proxy statement which the Registrant planned to file prior to April 30, 2001. The Registrant has postponed its annual meeting of shareholders and has not completed an Amendment to Form 10-K containing the Part III information. The Registrant anticipates filing an Amendment to its Form
10-K at a later date.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Steven R. Townson              256                  249-1629
     ----------------------------    --------------    -------------------------
               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No
     ---------------------------------------------------------------------------
(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
================================================================================


Frontier National Corporation has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date April 27, 2001                    By /s/ Steven R. Townson
    ------------------------------        --------------------------------------

                                   ATTENTION
           INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
               FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).